Exhibit 99.2

For more information, contact:

Inna Vyadro	Esmeralda Swartz

Director of Investor Relations	VP of Marketing

Avici Systems	Soapstone Networks

978-715-2300	978-715-2300

ivyadro@avici.com	eswartz@avici.com

Avici Systems Announces Transition Out of Core Router Development

New focus on software products for controlling networks and accelerating services development

North Billerica, MA, April 18, 2007— Avici Systems Inc. (NASDAQ: AVCI), today announced that it will be transitioning away from core router development to focus on its new product initiative, Soapstone Networks. In two separate releases, Avici reported results for its first quarter ended March 31, 2007 and the Company has also announced a special dividend of $2.00 per share to be paid to stockholders.

Avici expects the final shipments of its core router products will occur by the end of 2007. Avici will continue to service its products under existing contracts the Company has in place with its customers. Avici is actively working with its customers to finalize transition plans.

“Our announcements today are part of our continuing strategic plan to drive growth and value for the company by focusing on opportunities in growing markets,” said Bill Leighton, CEO of Avici Systems. “While we were successful in bringing the company to profitability in 2006 and continued to do so in the first quarter of 2007, we recognize that the routing market is under tremendous pressure from alternative technologies such as Ethernet switching and we do not believe our focus on core routers and our position as the number three supplier in this market to be a sustainable growth business for the company. Instead, we are focused on market opportunities where we can uniquely deliver value by taking advantage of our many years of networking experience and applying that knowledge to areas where we expect high growth.”

Soapstone represents a natural evolution of a maturing routing market and will separate the control plane from the data plane in a router or switch and move the network control plane closer to the services control plane. Avici learned through experience that when building a large scalable router, the majority of the cost resides in the data plane, while complex features reside in the control plane. Separating the two and moving the control plane from equipment to software allows natural value optimization to occur. Data plane vendors such as Ethernet switch suppliers can work to drive down the unit cost and add new features. Control plane vendors will focus on services and feature velocity. By making the coupling between network elements looser, interoperability problems are minimized and carriers can optimize their networks around the best building block technologies in a multi-vendor environment. The Soapstone control plane will exist outside the traditional router and could as easily control an Ethernet, optical or routed network.

Phase one of the Soapstone product will be focused on the Carrier Metro Ethernet market with the availability of its Provider Backbone Transport Controller (PBTC)™. Technologies that offer lower equipment costs and better predictability than routers can take advantage of the Soapstone control plane software to provide common operations for any network based on any protocol. PBT provides greater control of converged service QoS and traffic management than MPLS, but uses low-cost Ethernet switching. PBT avoids the adaptive and relatively unpredictable behavior of IP networks for those services that have traditionally been rigorously traffic-managed and actively controlled. Soapstone will be partnering with other NGN suppliers to enable carriers to take advantage of NGN frameworks and compelling, disruptive technology choices to drive the acceleration of new services and business models.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

About Soapstone Networks

The Soapstone Networks solution is designed to enable carriers to bring orderly, predictable, business-driven behavior to networks, regardless of vendor or technology composition. It utilizes an SOA-based modular architecture that provides the agility and nimbleness to target different applications.

This release contains information,about Avici’s future expectations, plans, and prospects, including statements about Avici’s transition away from core router development to focus on its new product initiative, Soapstone Networks, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the words “will be” and other similar expressions are intended to identify such forward looking statements.

Such risks and uncertainties include, but are not limited to, Avici’s ability to manage the transition of its core router business, the early stage of Soapstone Networks, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, reliance on technology and distribution partners, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.